Exhibit 21.1
List of subsidiaries of the Registrant

Subsidiary	Jurisdiction
Cavium Networks International, Inc.	Delaware
Cavium International	Cayman
Cavium Networks International	Cayman
Cavium Networks (India) Private Limited	India
Cavium Networks Asia	Cayman
Cavium Networks U.K. Limited	England
Cavium LLC	California
Cavium (Taiwan) Ltd.	Taiwan
Cavium Semiconductor Technology (Shanghai) Co., Ltd.	China
Cavium Networks Singapore PTE. LTD.	Singapore
WWC I, LLC	Delaware
W&W Communications, Inc.	California
Beijing WWCOMS Info Technology Ltd.	China